UCN to Acquire Certain Assets of TransTel Communications

Salt Lake City, UT – May 2, 2005 — UCN, Inc. (OTCBB:UCNN), a provider of on-demand contact center application services and business telecommunication services delivered over the UCN national

VoIP network, announced today it has signed a definitive agreement to acquire certain assets of

TransTel Communcations, Inc. (TransTel), a regional telecommunications carrier doing business as

TelAmerica in Utah and Colorado and as ExpressTel in Arizona, California and Nevada, for the

purchase price of $2.2 million.

The assets purchased include a customer base of over 20,000 customers in the western US. The addition of the TransTel assets will strengthen UCN’s ability to deliver innovative, network-based voice and data applications nationwide. TransTel, which has an operational history dating back to 1982, has a strong commercial customer base, seasoned sales and customer support employees and significant network infrastructure assets. UCN shares TransTel’s value for delivering quality customer care and reliability.

The acquisition is subject to review by regulatory authorities.

For UCN, the acquisition provides:

Access to valuable assets without any dilution to our equity shareholders.

Acquisition of 20,000 customers, where 85% of the revenue they generate comes from commercial accounts.

Immediate access to network infrastructure enabling UCN to accelerate the rate at which it rolls out the new UCN dedicated connectivity product, enabling customers to connect directly from their location to the UCN Intelligent Network.

Access to a seasoned, skilled group of sales and customer support people, enabling UCN to upsell our inContact application services into the TransTel base.

Paul Jarman, UCN CEO and President said, “With the acceleration that the TransTel acquisition gives us in terms of network entry points to our IP network, plus access to an excellent commercial customer base to whom we can upsell our inContact product and a group of seasoned sales people who will supplement our existing sales force, we believe we are well positioned to achieve our financial goals for

2005.”

About UCN, Inc.

UCN (OTCBB: UCNN) is a provider of contact handling application services and business data and voice services, delivered over its national VoIP network. The inContact™ suite of products includes an integrated package of advanced contact handling, reporting and administration applications and

inControl™, a unique, rapid application development tool. To learn more about UCN visit

www.ucn.net.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

General Contact: Jan Johnson UCN, VP of Marketing 801-320-3263 jan.johnson@ucn.net	Investor Contact: Liolios Group Inc Scott Liolios or Ron Both 949-574-3860 scott@liolios.com